Exhibit 8.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 1, 2016

Board of Directors

Lake Sunapee Bank Group

9 Main Street

PO Box 9

Newport, NH 03773

Ladies/Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the “Merger”) of Lake Sunapee Bank Group, a Delaware corporation (“LSBG”), with and into Bar Harbor Bankshares, a Maine corporation (“BHB”), with BHB surviving the Merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and between BHB and LSBG, dated as of May 5, 2016 (the “Agreement”).1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the “Registration Statement”) including the Joint Proxy Statement/Prospectus of BHB and LSBG (“Joint Proxy Statement/Prospectus”); (2) factual representations and certifications made to us by BHB and LSBG (the “Tax Certificates”); and (3) such other instruments and documents related to the formation, organization and operation of BHB and LSBG or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by BHB from K&L Gates LLP, with respect to the tax consequences of the proposed transaction (the “K&L Gates Opinion”).

[1]	Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Lake Sunapee Bank Group

September 1, 2016

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. All representations, warranties, and statements made or agreed to by BHB and LSBG and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, and (ii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

3. The Merger will be consummated in accordance with the Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4. The K&L Gates Opinion has been concurrently delivered and not withdrawn.

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

(i)	the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and BHB and LSBG will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

(ii)	no gain or loss will be recognized by BHB or LSBG as a result of the Merger;

(iii)	no gain or loss will be recognized by a LSBG stockholder on the exchange of shares of LSBG Common Stock for BHB Common Stock, except to the extent the stockholder receives cash in lieu of a fractional share of BHB Common Stock;

Lake Sunapee Bank Group

September 1, 2016

(iv)	the aggregate tax basis in the BHB Common Stock received by a LSBG stockholder pursuant to the Merger will equal that stockholder’s aggregate tax basis in the shares of LSBG Common Stock being exchanged, reduced by any amount allocable to a fractional share of BHB Common Stock for which cash is received;

(v)	the holding period of BHB Common Stock received by a LSBG stockholder in the Merger will include the holding period of the shares of LSBG Common Stock being exchanged, provided those shares of LSBG Common Stock were held as capital assets on the date of the Merger; and

(vi)	a LSBG stockholder who receives cash in lieu of a fractional share will be treated as having received that fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by BHB. Provided a LSBG stockholder held shares of LSBG Common Stock as capital assets on the date of the Merger, such LSBG stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the LSBG Common Stock was held for more than one year.

In the event a LSBG stockholder has shares of common stock acquired at different times or with differing tax bases, the determination of basis, gains and losses, and holding periods will need to be made separately with respect to each such share (or block of shares) exchanged by such stockholder in the Merger.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither BHB nor LSBG has requested a ruling from the IRS (and no

Lake Sunapee Bank Group

September 1, 2016

ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and the Registration Statement are not consummated in accordance with the terms of the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP